Exhibit 10.25

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 1st day of November, 2018 (the “Effective Date”), by and among Vintage Wine Estates, Inc., a California corporation located at 205 Concourse Blvd., Santa Rosa, CA 95403 (“VWE”); and Distillery No. 209 Ltd., Napa, California, an Oregon corporation (“D209”), and Darrell D. Swank and Steven Kay, as Co-Trustees of the Leslie G. Rudd Living Trust U/A/D 3/31/1999, as amended (“LRLT”), both with an address of 2416 E. 37th St. North, Wichita, KS 67219 (collectively, D209 and LRLT are referred to herein as “Seller”).  For purposes of this Agreement, VWE, D209 and LRLT may be referred to, from time to time, individually as a “Party” and collectively as the “Parties.”

Recitals

A.                                    The Parties executed a non-binding letter of intent dated September 26, 2018 (the “LOI”).  This Agreement supersedes the LOI in its entirety and is the sole and exclusive expression of the intent of the Parties with respect to the terms, conditions and provisions set forth below.

B.                                    VWE desires to purchase certain physical and intellectual property assets from Seller, and to terminate certain agreements between VWE and Seller’s affiliate, all on the terms, conditions and provisions more specifically set forth below.

Terms, Conditions & Provisions

NOW, THEREFORE, for and in consideration of the Recitals above and the mutual promises and covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.                                      Defined Terms.  The following terms, when capitalized, shall have the meanings ascribed to them below.

a.                                      “Allocation” shall have the meaning assigned to it in Paragraph 7.

b.                                      “Additional Contingent Payments” shall have the meaning assigned to it in Paragraph 4.c below.

c.                                       “D209” shall have the meaning assigned to it in the opening paragraph of this Agreement.

d.                                      “Inventory” shall have the meaning assigned to it in Paragraph 2.a. below.

e.                                       “Intellectual Property” shall have the meaning assigned to it in Paragraph 2.c. below.

f.                                        “Kirkland Agreement” means the Production Support Services Agreement, dated January 1, 2016, by and between D209 and VWE, a duly executed copy of which is attached to this Agreement as Exhibit C.

g.                                       “LOI” shall have the meaning assigned to it in Recital A of this Agreement.

h.                                      “LRLT” shall have the meaning assigned to it in the introductory paragraph of this Agreement,

i.                                          “Marketing Materials” shall have the meaning assigned to it in Paragraph 2.b. of this Agreement.

j.                                         “Purchased Assets” shall have the meaning assigned to it in the preamble to Paragraph 2 of this Agreement.

k.                                      “Seller” shall have the meaning assigned to it in the introductory paragraph of this Agreement.

l.                                          “Upham Consulting Agreement” shall mean that certain Consultancy Services Agreement, dated February 20, 2018, between Geoffrey Upham and LRICO Services, LLC, an affiliate of LRLT.

m.                                  “VWE” shall have the meaning assigned to it in the opening paragraph of this Agreement.

2.                                      Purchase and Sale of Itemized D209 Assets.  Pursuant to the terms and subject to the conditions of this Agreement, Seller hereby agrees to sell, transfer and convey, and VWE hereby agrees to purchase the following assets of Seller that are related to D209’s distillery business (collectively, the “Purchased Assets”):

a.                                      Inventory.  All product inventory (the “Inventory”) listed on Exhibit A, attached hereto.  Without in any way limiting the generality of the foregoing, Inventory includes any and all case goods, dry goods, in process goods and bulk spirits, including, without limitation, any and all barrels or totes holding bulk gin, but does not include neutral spirits or botanicals.

b.                                      Marketing Materials.  Any and all customer lists, website content, domain names and other marketing materials relating to the Purchased Assets (collectively, the “Marketing Materials”).

c.                                       Intellectual Property.  The marks, registrations and pending applications listed on Exhibit B, attached hereto, which is entitled “Marks & Pending Applications” (the “Intellectual Property”).

i.                                          LRLT hereby represents and warrants that it is the sole legal and beneficial owner of all right, title and interest in and to the Intellectual Property.

ii.                                       LRLT hereby agrees to (i) sell, convey, assign and transfer such Intellectual Property to VWE free and clear of any and all liens, claims or other encumbrances; and

iii.                                    cooperate with VWE in executing such assignment documentation as may be necessary or required to legally effectuate such transfer with the United States Patent & Trademark Office and the California Secretary of State.

For purposes of effectuating the provisions of Paragraph 2.c.iii. above, on the Closing Date, LRLT will execute and deliver the Trademark Assignment attached to this Agreement as Exhibit D.

d.                                      Excluded Assets.  The Purchased Assets shall not include (a) any equipment other than barrels or totes holding the bulk gin; (b) neutral spirits and botanicals; (c) cash on hand, receivables of Seller, bank accounts and cash equivalents or instruments in existence at Closing; and (d) Seller’s minute books, tax returns and financial records.

3.                                      Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on November 1, 2018, or such other date to be specified by the Parties at the offices of LRLT, unless otherwise agreed to in writing by the Parties.

4.                                      Purchase Price.

a.                                      As consideration for the sale, assignment, transfer, conveyance and delivery of the Purchased Assets, VWE shall pay to Seller at Closing Six Hundred Fifty-Eight Thousand Three Hundred Sixty-Seven and 33/100 Dollars ($658,367.33) in cash as consideration for the Purchased Assets.

b.                                      In addition, as consideration for the Intellectual Property, VWE shall pay to LRLT quarterly payments (the “Additional Contingent Payments”) in an amount equal to Three Dollars ($3.00) for every Nine (9) Liter case of gin sold by VWE for a period of three (3) calendar years following the Effective Date.  The Additional Contingent Payments to LRLT will be accounted for and calculated quarterly in arrears.  VWE will make such quarterly Additional Contingent Payments to LRLT within thirty (30) calendar days after the end of the immediately preceding calendar quarter.  When making an Additional Contingent Payment, VWE will include a statement identifying the number of 9-Liter cases sold and a calculation of the resulting Additional Contingent Payment due.  All Additional Contingent Payments will be made by bank-to-bank electronic transfer to an account designated, from time to time, by LRLT in writing.

5.                                      Consulting Services Reimbursement.  VWE hereby agrees to timely (no later than thirty (30) days following receipt of invoice from LRLT) reimburse LRLT for fifty percent (50%) of all consulting fees and all travel and other business expenses related to the D209 business incurred by LRLT or its affiliate that are related or pertaining to the Upham Consulting Agreement from and after the Effective Date.  VWE and Seller agree that Seller will cause Seller’s affiliate to terminate the Upham Consulting Agreement.

6.                                      Kirkland Agreement Termination.  The Parties agree that the Kirkland Agreement shall be terminated, effective on the Effective Date and upon VWE’s payment to D209 of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) at Closing.

7.                                      Purchase Price Allocation.  VWE and Seller will agree post-Closing on an allocation of the Purchase Price to the Purchased Assets in accordance with to GAAP and IRS requirements (the “Allocation”); provided that the Purchase Price allocated to the Intellectual Property shall not exceed One Hundred Fifty Thousand and No/100 ($150,000.00) (excluding the Additional Contingent Payments).  VWE and Seller will report the transaction for state and federal tax purposes reflecting the Allocation.

8.                                      Representations and Warranties of Seller.  Each Seller hereby makes the following representations and warranties to VWE, which representations and warranties, except as expressly provided otherwise, shall be true, complete and accurate as of the Effective Date.

a.                                      Formation/Qualification.  D209 is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon.  LRLT is an irrevocable trust governed by the laws of the State of Kansas.  Each Seller has the full company power and authority, and all authorizations and permits required by governmental or other authorities, to own, lease and operate its properties, to execute, deliver and perform this Agreement and the other agreements contemplated herein to which it is a Party, and to consummate the transactions contemplated hereby and thereby.  D209 is duly qualified or licensed as a company to do business, and is in good standing, in all jurisdictions in which the failure to be so qualified or licensed and in good standing could, individually or in the aggregate, cause a Material Adverse Change.  For purposes of this Agreement, a “Material Adverse Change” shall mean any change, event, circumstance or effect that (i) is, or would reasonably be expected to be, materially adverse to the Purchased Assets, taken as a whole, excluding any such change, event, circumstance or effect arising out of or in connection with or resulting from:  (A) adverse developments in economic, business or financial conditions generally affecting the wine industry or the general economy, and (B) any change, event, circumstance or effect attributable to the execution or announcement of this Agreement or the transactions contemplated hereby.

b.                                      Authority.  Each Seller has the full right, power, authority and capacity to enter into this Agreement and the other agreements contemplated herein to which it is a Party and, according to the terms and subject to the conditions of such agreements, to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement by each Seller has been duly and validly authorized, and no other proceedings on the part of each Seller are necessary to authorize this Agreement and the agreements entered into by such Seller, in connection herewith to consummate and perform the transactions contemplated hereby and thereby.  This Agreement has been duly and validly executed and delivered by each Seller and, subject to the due authorization, execution and delivery by VWE and the satisfaction of the conditions precedent and concurrent to Seller’s obligations hereunder, constitutes the legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its tents, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights.

c.                                       No Breach or Default.  The execution, delivery and performance by each Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not:

i.                                          Result in the breach of any of the terms or conditions of, or constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or allow for the acceleration or termination of, in any manner release any Party from any obligation under, or will result in any lien, claim, or encumbrance on the assets of Seller, including the Purchased Assets, under any mortgage, lease, note, bond indenture, or material contract, agreement, license or other instrument or obligation of any kind or nature to which Seller is a Party, or by which Seller or any of the Purchased Assets or may be bound or affected;

ii.                                       Violate any law, statute, rule or regulation or order, writ, injunction, judgment, award or decree of any court, administrative agency of governmental authority, or require the approval, consent or permission of any governmental or regulatory authority or any other person, except as required of the TTB, ABC, and other states where D209 has licenses or permits, and except for such violations or failure to obtain approvals that would not, individually or in the aggregate, have a Material Adverse Effect; or

iii.                                    Violate the Articles of Organization or the bylaws of D209 or the trust agreement of LRLT.

d.                                      No Consent or Approval Required.  No consent, waiver of approval by, notice to or filing with any person, agency or entity is required in connection with the execution and delivery of this Agreement by Seller, the compliance by Seller with any of the provisions hereof or the consummation of the transactions contemplated hereby.

e.                                       Liabilities.  The Purchased Assets are not subject to any debt, liability, obligation, contract or other commitment that Seller has not previously disclosed to VWE.  There is no litigation, claim, suit, proceeding, audit, inspection or investigation which is pending, or to Seller’s knowledge, threatened against the Purchased Assets or against Seller that would have a Material Adverse Effect on the Purchased Assets.  There is no outstanding judgment, order, writ, injunction or decree against Seller, the result of which could have a Material Adverse Effect on the Purchased Assets, nor has Seller been notified that any such judgment, order, writ, injunction or decree has been requested.  There is no lien, claim or encumbrance secured by any of the Purchased Assets.

f.                                        Intellectual Property.  All of the Intellectual Property is owned outright by LRLT and licensed to D209.  To LRLT’s knowledge, there is no infringement, misappropriation or other misuse being made by any other Party of such Intellectual Property.  LRLT has not received any written notice, and to LRLT’s knowledge, there is no claim pending or threatened against LRLT, to the effect that (i) the present or past operations of LRLT or D209, as licensee, infringes or conflicts with the asserted rights of others in respect of any Intellectual Property or (ii) that any of such Intellectual Property is invalid or unenforceable.  LRLT has not granted any license or other right to any third party other than D209 with respect to the use or distribution of any of the Intellectual Property rights owned or used in the conduct of D209’s Business.

g.                                       Knowledge.  For the purposes of this Agreement, the phrase to “Seller’s Knowledge” means (i) as applicable to LRLT, the actual knowledge of Darrell D. Swank or Steven Kay; and (ii) as applicable to D209, the actual knowledge of Jason Snider, upon reasonable review and inquiry in the ordinary course of performing their duties.

9.                                      Representations and Warranties of VWE.  VWE hereby makes the following representations and warranties to Seller, which representations and warranties, except as expressly provided, shall be true, complete and accurate as of the date hereof and as of the Effective Date.

a.                                      Formation/Qualification.  VWE is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  VWE has the full corporate power and authority, and all authorizations and permits required by governmental or other authorities, to own, lease and operate its properties and to carry on its business as now conducted, to execute, deliver and perform this Agreement and the other agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby.

b.                                      Authority.  VWE has the full right, power, authority and capacity to enter into this Agreement and the other agreements contemplated herein, and, according to the terms and subject to the conditions of such agreements, to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement by VWE has been duly and validly authorized, and no other proceedings on the part of VWE are necessary to authorize this Agreement and the agreements entered into by VWE in connection herewith to consummate and perform the transactions contemplated hereby and thereby.  This Agreement has been duly and validly executed and delivered by VWE and, subject to the due authorization, execution and delivery by Seller and any other Parties thereto and the satisfaction of the conditions precedent and concurrent to VWE’s obligations hereunder, constitutes the legal, valid and binding obligation of VWE enforceable against VWE in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights.

c.                                       No Breach or Default.  The execution, delivery and performance by VWE of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not:

i.                                          Result in the breach of any of the terms or conditions of, or constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or allow for the acceleration or termination of, in any manner release any Party from any obligation under, or will result in any lien, claim, or encumbrance on the assets of VWE, under any mortgage, lease, note, bond indenture, or material contract, agreement, license or other instrument or obligation of any kind of nature to which VWE is a Party, or by which VWE or any of its assets is or may be bound or affected; or

ii.                                       Violate any law, statute, rule or regulation or order, writ, injunction, judgment, award or decree of any court, administrative agency of governmental authority, or require the approval, consent or permission of any governmental or regulatory authority or any other person, except as required of the TTB, ABC and other states where VWE has licenses or permits; or

iii.                                    Violate the Articles of Incorporation or the bylaws of VWE.

d.                                      No Consent or Approval Required.  No consent, waiver of approval by, notice to or filing with any person is required in connection with the execution and delivery of this Agreement by VWE, the compliance by VWE with any of the provisions hereof or the consummation of the transactions contemplated hereby.

e.                                       Alcohol Licenses.  To VWE’s Knowledge, nothing would prevent or delay the timely issuance of the required licenses, permits and authorizations from the TTB, ABC, and other state alcohol licenses required for the distribution and sale of the Purchased Assets (“Alcohol Licenses”).

f.                                        Brokers and Finders.  No agent, broker, finder or other person or entity action on behalf of VWE will be entitled to any broker’s, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement.

g.                                       Knowledge.  For the purposes of this Agreement, the phrase to “VWE’s Knowledge” means to the actual knowledge of Pat Roney upon reasonable review and inquiry in the ordinary course of performing his duties.

10.                               Seller’s Covenants.  Seller hereby covenants and agrees with VWE as follows:

a.                                      Approvals, Consents.  D209 shall cooperate with VWE in making all filings and taking all steps reasonably necessary to obtain in writing prior to the Closing Date all approvals, consents and waivers, required to be obtained by VWE under the terms of this Agreement in order to close the transactions contemplated hereby in accordance with the terms hereof, and shall deliver to VWE copies of any information in D209’ s possession reasonably requested by VWE with respect to VWE’s application for such approvals, consents and waivers, reasonably satisfactory in form and substance to VWE; provided, however, that D209 shall have no obligation to obtain and VWE shall be responsible to obtain all Alcohol Licenses required for operation of the Purchased Assets subsequent to the Closing.

b.                                      Schedules and Exhibits.  Seller shall negotiate in good faith with VWE regarding any schedules and exhibits required to be attached to this Agreement as set forth herein which are not otherwise attached hereto as of the Effective Date, which schedules and exhibits shall be in a form mutually acceptable to VWE and Seller finalized and attached to this Agreement no later than the Closing.

11.                               Storage Space.  Seller and VWE acknowledge and agree that certain of the Purchased Assets are currently stored in approximately 3,115 square feet of space at a facility owned by Seller’s affiliate, Napa Sawyer Properties, LLC, located at 68 Coombs Street in Napa, CA (the `Napa Sawyer Storage Space”).  Seller agrees that VWE shall be allowed ninety (90) days post-Closing to remove all of the Purchased Assets from the Napa Sawyer Storage Space.  If VWE fails to do so or desires to lease the Napa Sawyer Storage Space for a longer period of time, VWE and Napa Sawyer Properties, LLC will enter into a lease at a rental rate of $0.60 per square foot and on other standard terms offered by Napa Sawyer Properties, LLC to its tenants.

12.                               Confidentiality; Return of Documents.  Each Party agrees that (except as may be required by law and with prior notice to the other Party) it will not disclose or use and it will cause its officers, directors, managing members, employees, representatives, agents and advisors to each such Party not to disclose or use, any Confidential Information (as such term is hereinafter defined) with respect to any Party hereto, furnished, or to be furnished, by any Party hereto to any other Party in connection herewith at any time or in any manner and will not use such information other than in connection with the transactions contemplated by this Agreement and the other agreements contemplated herein.

a.                                      This Section will apply to all Confidential Information disclosed by one Party to the other Party in connection with the transaction contemplated herein.  “Confidential Information” includes any trade secrets, knowledge, data or other proprietary or confidential information relating to products, processes, customer lists, business plans, marketing plans and strategies, financial information or other subject matter pertaining to any business of either Party or of any of either Party’s clients, consultants or licensees, whether communicated in writing or orally, and the existence, terms, and conditions of this Agreement and the other agreements contemplated herein.

b.                                      If the transactions described in this Agreement are not consummated, each Party will promptly return to the other Party or destroy all documents, contracts, records or properties of or with respect to the other Party or its business or assets.  No disclosure of the transaction proposed hereby shalt be made by one Party without the approval of the other Party except as may be required by law.  Any Party intending to make any disclosure required by law shall notify and consult with the other Party in advance.  The provisions of this paragraph shall survive the termination of this Agreement for any reason.

c.                                       Upon consummation of the transactions described in this Agreement, the Parties may, should they so choose, jointly prepare and approve any press releases concerning the transactions contemplated by this Agreement and the other agreements contemplated herein, the Parties hereto with respect to the Purchased Assets, and such other communications to clients, growers and members of the trade with respect to the Business, as they mutually agree, which such releases and communications shall not disclose transaction values.

13.                               Termination.  This Agreement may be terminated at any time prior to Closing:

a.                                      by mutual written consent of VWE and Seller;

b.                                      by either Party if the other Party shall have breached in any material respect any of its representations, warranties or covenants contained in this Agreement and has failed to cure such breach within ten (10) days following receipt by the breaching Party of written notice of such breach by the other Party; or

c.                                       by Seller in the event that the sale of certain equipment assets of D209 by D209 to a third party does not close by or simultaneously with the Closing.  In the event of a termination by Seller under this provision, Seller shall have no liability to VWE in connection with such termination.

14.                               General Provisions

a.                                      Governing Law; Forum.  This Agreement is entered into and shall be governed by and construed in accordance with the laws of the State of California (without giving effect to its choice of law principles).  The Parties agree that all suits or actions of any kind brought to interpret or enforce the terms of, or otherwise arising out of or relating to, this Agreement shall be finally settled by binding arbitration in the City and County of San Francisco, California, in accordance with the then current Commercial Arbitration Rules of JAMS and judgment upon the award rendered may be entered in any court having jurisdiction thereof.  The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a dispute.

b.                                      Attorneys’ Fees.  In the event of any arbitration or litigation between the Parties, whether based on contract, tort or other cause of action or involving bankruptcy or similar proceedings, in any way related to this Agreement, the non-prevailing Party shall pay to the prevailing Party all reasonable attorneys’ fees and costs and expenses of any type, without restriction by statute, court rule or otherwise, incurred by the prevailing Party in connection with any action or proceeding (including arbitration proceedings, any appeal and the enforcement of any judgment or award), whether or not the dispute is litigated or prosecuted to final judgment.  The “prevailing Party” shall be determined based upon an assessment of which Party’s major arguments or positions taken in the action or proceeding could fairly be said to have prevailed (whether by compromise, settlement, abandonment by the other Party of its claim or defense, final decision, after any appeals, or otherwise) over the other Party’s major arguments or positions on major disputed issues.

c.                                       Authority.  Each individual executing this Agreement on behalf of Seller or VWE individually represents and warrants that he or she has been authorized to do so and has the power to bind the Party for whom they are signing.

d.                                      Compliance With Laws.  Each Party shall comply with all applicable laws, rules, regulations, orders, consents and permits in the performance of all of their obligations under this Agreement.

e.                                       Construction.  This Agreement, including without limitation any ambiguity contained herein, shall be construed without regard to the Party or Parties responsible for its preparation, and will be deemed to have been prepared jointly by the Parties.

f.                                        Counterparts.  This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and is intended to be binding when all Parties have delivered their signatures to the other Parties.  Signatures may be delivered by facsimile transmission or in portable document format (.pdf) and shall have the same force and effect as original signatures.  All counterparts shall be deemed an original of this Agreement.

g.                                       Covenant of Further Assurances.  The Parties hereby agree to execute such other documents and perform such other acts as may be necessary or desirable to effect the purposes of this Agreement, whether before or after the Effective Date.

h.                                      Entire Agreement.  This document represents the final, entire and complete agreement between the Parties with respect to the subject matter hereof and supersedes all other prior or contemporaneous agreements, communications or representations, whether oral or written, express or implied, including that certain Letter of Intent dated September 26, 2018.  The Parties acknowledge and agree that they may not and are not relying on any representation, promise, inducement, or other statement, whether oral or written and by whomever made, that is not contained expressly in this Agreement.  This Agreement may only be modified by a written instrument signed by representatives authorized to bind both Parties.  Oral modifications are unenforceable.  Wherever the term “including” is used in this document, it shall be deemed to mean including without limitation the matters following thereafter.  As used in this Agreement, the meanings of any and all defined terms shall be equally applicable to both the singular and plural forms of each term so defined.

i.                                          Exhibits.  All Recitals and Exhibits referred to in this Agreement are incorporated herein by reference and shall be deemed part of this Agreement.

j.                                         Headings.  The headings used in this Agreement are for purposes of convenience only and should not be used in construing the provisions hereof

k.                                      Interpretation.  All Parties have been represented by counsel in the preparation and negotiation of this Agreement, and this Agreement shall be construed according to the fair meaning of its language.  The rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be employed in interpreting this Agreement.  Unless the context clearly requires otherwise, (i) the plural and singular numbers shall each be deemed to include the other; (ii) the masculine, feminine, and neuter genders shall each be deemed to include the others; (iii) “shall,” “will,” or “agrees” are mandatory, and “may” is permissive; (iv) “or” is not exclusive; (v) “includes” and “including” are not limiting; and (vi) “days” means calendar days unless specifically provided otherwise.

l.                                          Notices.  Any notice required to be given under this Agreement shall be given in writing, and shall be effective when actually delivered, when actually received by facsimile transmission (unless otherwise required by law), when deposited with a nationally recognized overnight courier, or, if mailed, when deposited in the United States mall, as first class, certified or registered mail postage prepaid, directed to the respective addresses below:

Notices to D209:                                                                                                    Distillery No. 209 Ltd.
2416 E. 37th St. N.
Wichita, KS 67219

Notices to LRLT:                                                                                              Leslie G. Rudd Living Trust
2416 E. 37th St. N.
Wichita, KS 67219
Attn:  President

Notices to VWE:                                                                                                   Vintage Wine Estates, Inc.
205 Concourse Blvd.
Santa Rosa, CA 95403
Attention:  Patrick Roney, CEO

Any Party may change its address for notices under this Agreement by giving formal written notice to the other Parties, specifying that the purpose of the notice is to change the Party’s address.  For notice purposes, each Party shall keep the other apprised at all times of said Party’s current address.

m.                                  No Waiver.  No consent or waiver by either Party to or of any breach or non-performance of any representation, condition, covenant or warranty shall be enforceable unless in a writing signed by the Party entitled to enforce performance, and such signed consent or waiver shall not be construed as a consent to or waiver of any other breach or non-performance of the same or any other representation, condition, covenant, or warranty.

n.                                      Severability.  If a court of competent jurisdiction finds any provision of this to be illegal, invalid, or unenforceable as to any circumstance, that finding shall not make the offending provision illegal, invalid, or unenforceable as to any other circumstance.  If feasible, the offending provision shall be considered modified so that it becomes legal, valid and enforceable.  If the offending provision cannot be so modified, it shall be considered deleted from this Agreement.  Unless otherwise required by law, the illegality, invalidity, or unenforceability of any provision of this Agreement shall not affect the legality, validity or enforceability of any other provision of this Agreement.

o.                                      Successors and Assigns.  This Agreement, and the documents attached hereto and incorporated herein by this reference, contains the entire agreement and understanding of Parties with regard to the matters described therein, and shall be binding upon and inure to the benefit of each Party, its heirs, agents, representatives, partners, directors, governors, shareholders, members, officers, employees, members, successors, assigns, executors, administrators, personal representatives, trustees and beneficiaries.

p.                                      Survival of Representations and Warranties.  All representations, warranties, and agreements made by the Parties in this Agreement shall survive the execution and delivery of this Agreement, shall be continuing in nature, and shall remain in full force and effect until such time as the all obligations by the Parties have been duly and fully discharged.

q.                                      Third Party Beneficiaries.  This Agreement has been made solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and nothing in this Agreement is intended to, or shall, confer upon any other person any benefits, rights or remedies under or by reason of this Agreement.

r.                                         Time is of the Essence.  Time is of the essence in the performance of this Agreement.

[Signature page immediately following]

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement to be effective as of the date first set forth above.

D209:
Distillery No. 209 Ltd., Napa, California, an Oregon corporation

By:	/s/ Samantha Rudd
Samantha Rudd, President

LRLT:
Leslie G. Rudd Living Trust
U/A/D 3/31/1999, as amended

By:	/s/ Darrell D. Swank	By:	/s/ Steven Kay
	Darrell D. Swank, Co-Trustee		Steven Kay, Co-Trustee

VWE:
Vintage Wine Estates, Inc.,
a California corporation

By:	/s/ Patrick Roney
Patrick Roney
CEO